Exhibit 99.1

FOR IMMEDIATE RELEASE

DRAVCO MINING INC. ANNOUNCES ENTERING INTO OF LETTER OF INTENT WITH INTOR RESOURCES CORPORATION

VANCOUVER, B.C. September 21, 2006, Dravco Mining Inc. (the "Company" or "Dravco") (OTCBB: DVCO) enters into Letter of Intent with Intor Resources Corporation ("Intor").

On May 24, 2006, Dravco entered into a Letter of Intent ("LOI") with Nevada Sunrise LLC (NS, LLC") whereby the Company will acquire from NS, LLC a 100% interest in the Golden Arrow property. The LOI will expire on September 30, 2006.

Nevada Sunrise LLC had transferred certain of its assets, including the Golden Arrow properties to Intor Resources Corporation.

On September 21, 2006, Dravco entered into a new Letter of Intent with Intor Resources Corporation to acquire the 100% interest in the Golden Arrow Property which is now comprised of 284 lode claims plus 17 patented claims covering a total land area of approximately 5,787 acres (2,342 ha) located approximately 39 miles (62.7 km) east of Tonopah within the Golden Arrow Mining District of southern Nye County, Nevada, USA (the "Transaction"). The foregoing acquisition is subject to Dravco:

1.       Canceling the10,000,000 shares of common stock currently owned by its President, Rodney Lozinski, and issuing 15,000,000 shares of common stock to Intor Resources Corporation, plus issuing an additional 5,000,000 shares of common stock held in escrow for a period of one year from the date of the closing of the Transaction.

2.       Selling a minimum of 6,000,000 shares of common stock at a price of not less than $1.00 per share.

3.       Replacing our board of directors with individuals designated by Intor Resources Corporation.

The Letter of Intent will expire on October 31, 2006 unless otherwise mutually agreed to in writing between the parties.

On behalf of the Board of Directors,

Dravco Mining Inc.
Rodney Lozinski, President
Dravcomining@telus.net

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.